Exhibit 99(p)

Exhibit A

Form of Subscription Agreement

SUBSCRIPTION

AGREEMENT

FOR CLASS I COMMON SHARES OF BENEFICIAL

INTEREST OF

T. Rowe Price OHA Private Credit Fund

The undersigned hereby subscribes for and agrees to purchase 2,000,000 Class I common shares of beneficial interest, $25.00 par value per share (the “Class I Common Shares”), of T. Rowe Price OHA Private Credit Fund, a Delaware statutory trust (the “Trust”), at a price of $25.00 per Class I Common Share, and request to assign ownership and purchases in such names and with such specifications as are set forth on Schedule A attached hereto, and hereby agrees to contribute cash to the Trust on the date hereof as consideration for the Class I Common Shares in the amount of $50,000,000 with a trade date of 11/14/2022 (the “Consideration”).

The undersigned further agrees to execute and deliver any and all documents or certificates necessary to transfer the Consideration to the Trust in full payment for the Common Shares subscribed for hereunder.

Date: November 10, 2022

/s/ Jessica M. Hiebler
Jessica M. Hiebler
Vice President & Controller